EXHIBIT 10.18


September 28, 2004

Cinema Ride, Inc.
12001 Ventura Place
Suite 340
Studio City, CA 91604
Attn: Lee Kasper, CEO

Gentleman:

        Knightsbridge Holdings, LLC, ("Knightsbridge") are pleased to be retained on the terms and conditions set forth in this letter of engagement ("Engagement Letter") as a consultant to your company, Cinema Ride, Inc. (the "Company"), to assist in a variety of areas relating to the financial, strategic, and related developmental growth of the Company (the "Engagement").

        1. Services of Knightsbridge.

        For the Term of Engagement (as hereinafter defined), and with your general knowledge and consent, we agree to provide to the Company a range of consultative and related services which may, but which will not necessarily, include the following: (i) identifying, evaluating and advising in relation to the Company's current structural (including business model), financial, operational, managerial, strategic and other needs and objectives, (ii) preparing and coordinating with the Company and others in the development of business plans, investor presentations and financial models, (iii) identifying potential merger, acquisition, divestiture, consolidation or other combination ("M&A Transaction") opportunities and negotiating, structuring and advising in connection with potential M&A Transactions, (v) advising and assisting the Company in connection with the preparation of any registration statements, periodic or other SEC reports or proxies, and (vi) coordinating with, and advising in connection with the activities of, Outside Professionals, including without limitation attorneys, accountants, market professionals, etc.

        2. Term of Engagement.

        The Engagement shall be effective for a period of six (6) months, commencing on the date first appearing above (the "Term of Engagement"). Thereafter, the Engagement shall automatically renew on a month-to-month basis, subject to the right of the Company and/or Knightsbridge to terminate the Engagement as of the end of any given month by giving written notice to the other party at least thirty (30) days notice ("Termination"). Therefore said right of termination shall commence upon the seven month anniversary of the signing of this Agreement. Notwithstanding the foregoing, the Company shall not have the right to cancel this Agreement until such time as it has fulfilled all its obligations under any and all outstanding Agreements with the Advantage Fund I, LLC or its assignees.

        3. Compensation.

        In consideration for the services rendered by Knightsbridge to the Company pursuant to the Engagement (and in addition to the expenses provided for in Paragraph 4 hereof), and throughout the Term of Engagement, the Company shall compensate Knightsbridge as follows:

               3.1.1 Monthly Retainer. An initial non-refundable retainer fee in an amount equal to USD $2,500 payable in cash, or in kind (as described below) upon the delivery of this Engagement Letter and, thereafter, a monthly retainer in an amount equal to $2,500 payable in cash on the first day of each month of the Term of Engagement (the "Monthly Retainer"). Invoices shall be rendered upon the first of the month and are due upon presentation. Knightsbridge shall, at its option accept shares of registered stock under the same terms/discounts/return characteristics as any funding from The Advantage Fund I, LLC (the "Fund") or accept payments of its fees out of closings of the Fund with the Company. Knightsbridge agrees to accrue these until such time as the fist funding of the financing as more fully described on Exhibit `A' attached hereto occurs and to accept shares as described herein in lieu of cash payment. Notwithstanding the foregoing, should the first funding of the financing described on Exhibit `A' attached hereto not consummate within 45 days from date of the this Agreement, the Company shall have no obligation under this section.

               3.1.2 Equity-Based Incentive Compensation. Company agrees to pay to Knightsbridge or its assignees an amount of common stock of the Company, in an amount equal to 240,000, shares of the Company (the "Knightsbridge Equity"). These shares shall be issued and held by the Company's counsel. These shares shall be delivered to Knightsbridge simultaneously with the first funding under the financing more fully described on Exhibit `A' hereto and shall be deemed fully earned as of that date. The Company shall file an employee benefits plan covering officers, directors and consultants using registration form S-8 in an amount sufficient to issue these shares to Knightsbridge. Company agrees that it shall not issue shares of its capital stock, whether preferred or common, or issue securities that can be converted into any capital stock, without the express written consent of Knightsbridge for a period not less than 270 days from the date of this Agreement, or until all obligations of the Company to the Advantage Fund I, LLC have been satisfied. Notwithstanding the foregoing, should the first funding of the financing described on Exhibit `A' attached hereto not consummate within 45 days from date of the this Agreement, the Company shall have no obligation under this section.

               3.2.1 Financing Transactions (Knightsbridge Introduction). For purposes of any Financing Transactions involving any Financing Source directly or indirectly to the Company by Knightsbridge, and whether occurring during the Term of Engagement or during a period ending two (2) years following Termination, Additional Compensation shall be payable to Knightsbridge upon the closing thereof in accordance with the following schedule where "Consideration" shall mean (i) the total amount of gross proceeds received by, or otherwise deliverable to, the Company without condition as part of any such Financing Transaction, and (ii) any common stock or other securities of the Company (including without limitation any warrants, options and/or convertible securities) issued or otherwise transferred as a direct or indirect part of such Financing Transaction. Debt financing shall include but not be limited to any on or off balance sheet financing, mortgages, debentures, notes, factoring, receivables financing, or credit facilities introduced directly or indirectly to the Company by Knightsbridge. Financing transactions in which debt securities are convertible into Common Stock of the Company shall, for purposes under this sub-section, be deemed to have been funded using the Debt Financing schedule below and subsequently, if converted, they shall be deemed to have used the Equity Financing schedule below (Company is only responsible for the difference between the two fees upon conversion) as of the date upon which these securities convert to Capital Stock of the Company. Financings that occur with the Advantage Fund I, LLC, or its assignees shall carry a fee equal to 50% of those described below.

        (i)    Consideration                Amount of Additional Compensation

               Equity Financing:

               $-0- to $1,000,000           7%

               $1 million $5 million        6% of Consideration

               $5 million+                  $400,000 + 1.5% of Consideration
                                            in excess of $5 million

        Debt Financing

               $-0- to $1,000,000           $3.5%

               $1 million to $5 million     2.5% of Consideration

               $5 million+                  $135,000  + 1% of  Consideration
                                            in excess of $5 million
                                            for debt financing. And;

        (ii) Any Securities issued by or to the Company: 5% (in kind)

               3.2.2 M&A Transactions (Knightsbridge Introduction). For purposes of any M&A Transactions involving any entity or entities originally introduced directly or indirectly to the Company by Knightsbridge, and whether occurring during the Term of Engagement or during a period ending two (2) years following Termination, Additional Compensation shall be payable to Knightsbridge upon the closing thereof in accordance with the following schedule where "Consideration" shall mean the total of all cash, assets (including without limitation any real property, personal property and intellectual property) common stock or other securities (including without limitation any warrants, options and/or convertible securities) paid by or to the Company or its shareholders, and shall further include (a) any commercial bank or other indebtedness of the Company that is repaid or for which the responsibility to pay is assumed by the Company in connection with such M&A Transaction, (b) the greater of the stated value or the liquidation value of preferred stock of the Company that is assumed or acquired by the Company that is not converted into common stock upon the consummation of such transaction, (c) the value of any net operating losses transferred as part of the M&A Transaction and from which a party to such transaction expects at the time of closing to benefit, and (d) future payments for which the Company is obligated either absolutely or upon the attainment of milestones or financial results ("Company Future Payments"). Any Additional Compensation payable as a result of Company Future Payments shall be paid at closing and shall be valued at the present value of the Company Future Payments. For the purpose of calculating the present value, the Company and Knightsbridge agree to discount all Company Future Payments by a discount factor equal to 15% per annum, and where necessary, to use the projections which have been provided by the Company in the course of the M&A Transaction to quantify these amounts and their timing. Should Knightsbridge not be responsible for the entity or entities introduced to the Company under this section and should the Company wish Knightsbridge to assist in structuring, negotiating the transaction, etc., Knightsbridge's compensation shall be at a rate equal to 50% of that delineated below.

           Consideration                    Amount of Additional Compensation
           -------------                    ---------------------------------
           $-0- to $500,000                 $30,000 (minimum)
           $500,001 to $5 million           5% of Consideration
           $5 million+                      $255,000 + 3.0% of
                                            Consideration in excess of $5
                                            million

        4. Expenses.

        In addition to any Engagement Compensation payable hereunder, and without regard to whether any Compensable Events occur hereunder, the Company shall reimburse Knightsbridge for all fees approved by an officer of the Company, relating to Knightsbridge's travel and out-of-pocket expenses reasonably incurred in connection with the services performed by Knightsbridge pursuant to this Engagement Letter, including without limitation, hotel, food and associated expenses and long-distance telephone calls. Said expenses shall not exceed $500 in any 30-day period of the term unless approved by an officer, director or other authorized designee of the Company.

        5. Procedure for Initiating Discussions.

        In order to coordinate our efforts with respect to a possible Transaction satisfactory to the Company, during the period of our engagement hereunder neither the Company nor any representative there (other than Knightsbridge) will initiate discussions regarding a Transaction except through Knightsbridge. In the event the Company or its management receives an inquiry regarding a Transaction, it will promptly advise Knightsbridge of such inquiry in order that Knightsbridge may evaluate such prospective purchaser and its interest and assist the Company in any resulting negotiations.

        6. Non-Exclusivity of Knightsbridge Services.

        It is understood and acknowledged by the Company that Knightsbridge presently has, and anticipates having throughout the Engagement Term, other clients for which it performs the same or similar services to those to be performed in accordance herewith, and that Knightsbridge shall be under no obligation under this Engagement to restrict its ability in any way to perform services for any other clients. It is further acknowledged that, by virtue of the nature of the services to be performed by Knightsbridge hereunder, the value of such services bear no relation necessarily to the amount of time invested on the part of Knightsbridge to the performance of such services, and Knightsbridge, therefore, shall be under a continuing obligation hereunder to devote only as much time to the performance of its services hereunder as deemed appropriate in the exclusive discretion of its principal(s).

        7. Role of Finder.

        In connection with any Financing Transactions hereunder, the Company acknowledges that Knightsbridge is not a registered broker-dealer under Section 15A of the U.S. Securities Exchange Act of 1934, or any similar state law, and that Knightsbridge cannot, and shall not be required hereunder to, engage in the offer or sale of securities for or on behalf of the Company. While Knightsbridge has preexisting relationships and contacts with various investors, registered broker-dealers and investment funds, Knightsbridge's participation in any actual or proposed offer or sale of Company securities shall be limited to that of an advisor to the Company and, if applicable, a "finder" of investors, broker-dealers and/or funds. The Company acknowledges and agrees that the solicitation and consummation of any purchases of the Company's securities shall be handled by the Company or one or more NASD member firms engaged by the Company for such purposes.

        8. Referral Fees.

        Any referral fees payable in connection with any Compensable Transactions shall be the exclusive responsibility of, and shall be paid by Knightsbridge.

        9. Cooperation by Company.

        In order to enable Knightsbridge to provide the services requested, the Company agrees to provide to Knightsbridge, among other things, all information reasonably requested or required by Knightsbridge including without limitation information concerning historical and projected financial results with respect to the Company and its subsidiaries and possible and known litigious, environmental and contingent liabilities. The Company also agrees to make available to Knightsbridge such representatives of the Company, including, among others, directors, officers, employees, outside counsel and independent certified public accountants, as Knightsbridge may reasonably request.

        10. Reliance by Knightsbridge on Accuracy of Information; 12(b)5 Representation.

        The Company recognizes and acknowledges that, in advising the Company and in fulfilling the Engagement hereunder, Knightsbridge will use and rely on data, material and other information furnished to Knightsbridge by the Company. The Company agrees that Knightsbridge may do so without independently verifying the accuracy or completeness of such data, material or other information. The Company represents and warrants that any such data, material or information shall be true and accurate and shall not, as of the time communicated, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

        11. Confidentiality.

        If any of the data, material or other information is non-public or confidential when revealed or otherwise shared with representatives of Knightsbridge, and identified in writing as such at the time it is revealed or shared ("Confidential Information"), Knightsbridge and its officers, directors, employees, agents and associates shall hold all Confidential Information in complete and strict confidence and will not, without prior written consent of the Company, in each instance, disclose any Confidential Information, in whole or part, to any other person or for any other purpose than is expressly approved by the Company in writing. To the extent that disclosure of Confidential Information is approved by the Company in writing, excepting information required to be disclosed by legal process, law or regulation. Knightsbridge agrees that each party or individual to whom such disclosure is made shall be informed of the confidential nature of the information disclosed and be obligated to sign standard non-disclosure agreements.

        12. Indemnification.

        Each party (an "Indemnifying Party") hereby agrees to indemnify and hold the other party and its respective affiliates, directors, officers, employees and agents (collectively, the "Indemnified Parties") harmless from, and to reimburse each of the Indemnified Parties for, any loss, damage, deficiency, claim, obligation, suit, action, fee, cost or expense of any nature whatsoever (including, but not limited to, reasonable attorney's fees and costs) arising out of, based upon or resulting from any breach of any of the representations, warranties, covenants, agreements or undertakings of the Indemnifying Party contained in or made pursuant to this Engagement Letter.

        13. Miscellaneous.

        (a) This Engagement Letter constitutes the entire agreement and understanding of the parties hereto, and supersedes any and all previous agreements and understandings, whether oral or written, between the parties with respect to the matters set forth herein.

        (b) Any notice or communication permitted or required hereunder shall be in writing and shall be deemed sufficiently given if hand-delivered via courier or overnight service or sent (i) postage prepaid by registered mail, return receipt requested, to the respective parties as set forth below, or to such other address as either party may notify the other of in writing:

                 If to Knightsbridge, to:     Knightsbridge Holdings, LLC.
                                              2999 NE 199th Street, Penthouse 2
                                              Aventura, FL 33180
                                              Attn:   Ms. Alyce Schreiber
                                              Fax:    305) 932-3697

                 If to the Company, to:       Cinema Ride, Inc..
                                              12001 Ventura Place
                                              Suite 340
                                              Studio City, CA 91604
                                              Attn:   Mitch Francis, CEO
                                              Fax:    (818)-761-1072


        (c) This Engagement Letter shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors, legal representatives and assigns.

        (d) The Company represents that it has the power to enter into this Engagement Letter and to carry out its obligations hereunder. This Engagement Letter constitutes the valid and binding obligation of the Company and is enforceable in accordance with its terms. The Company further represents that this Engagement Letter does not conflict with or breach any agreement to which it is subject or by which it is bound.

        (e) This Engagement Letter may be executed in any number of counterparts, each of which together shall constitute one and the same original document.

        (f) No provision of this Engagement Letter may be amended, modified or waived, except in writing signed by all of the parties hereto.

        (g) This Engagement Letter shall be construed in accordance with and governed by the laws of the State of Florida, without giving effect to its conflict of law principles. The parties hereby agree that any dispute which may arise between them arising out of or in connection with this Engagement Letter shall be adjudicated before a court located in Dade County Florida, and they hereby submit to the exclusive jurisdiction of the courts of the State of Florida located in Dade County, Florida and of the federal courts in the Southern District of Florida with respect to any action or legal proceeding commenced by any party. Company agrees to waive a trial by jury for any dispute requiring adjudication before a court of law.

        (h) The Company hereby acknowledges that it shall bear the burden of proof in any action or proceeding involving a claim by Knightsbridge to any Additional Compensation due hereunder arising out of any Compensable Event involving a third party claimed by Knightsbridge to have been originally introduced to the Company by Knightsbridge.

        If the foregoing correctly sets forth the understanding between Knightsbridge and the Company with respect to the foregoing, please so indicate by signing in the place provided below, at which time this Engagement Letter shall become a binding agreement.

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                           [SIGNATURE PAGE TO FOLLOW]





                                                KNIGHTSBRIDGE HOLDINGS, L.L.C.

                                                By:     /s/ Robert Press
                                                        -----------------------
                                                        Robert Press, President
                                                        For the Managing Member


                                                Accepted and Agreed:

                                                CINEMA RIDE, INC.

                                                By:     /s/ Mitch Francis
                                                        -----------------------
                                                Name:   Mitch Francis
                                                Title:  President and CEO




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